UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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MICREL, INCORPORATED

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MICREL, INCORPORATED

2180 Fortune Drive

San Jose, California 95131

Annual Meeting of Shareholders

To be Held on [—], 2008

12:00 p.m. Local Time

To the Shareholders of Micrel, Incorporated:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Micrel, Incorporated, a California corporation (“Micrel” or the “Company”), will be held at the Company’s offices located at 2180 Fortune Drive, San Jose, California 95131 on [—], 2008 at 12:00 pm, Pacific Daylight Time, for the following purposes:

1.	To amend Micrel’s bylaws to provide for a range of four to seven members of the Board of Directors of Micrel (the “Board”) (“Proposal 1”);

2.	To elect the following five nominees to serve as members of the Board of Directors of the Company until the 2009 Annual Meeting and until their successors are duly elected and qualified: Raymond D. Zinn, Michael J. Callahan, David W. Conrath, Neil J. Miotto and Frank W. Schneider (“Proposal 2”); and

3.	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2008 (“Proposal 3”).

The foregoing items of business are more fully described in the Proxy Statement, which is attached hereto and made a part hereof. The Board of Directors has fixed the close of business on [—], 2008 as the record date for determining the shareholders entitled to notice of and to vote at the 2008 Annual Meeting and any adjournment or postponement thereof.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE PROVIDED, OR VOTE ONLINE AT WWW.CESVOTE.COM, OR VOTE BY TELEPHONE AT 1-888-693-8683, TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING.

By Order of the Board of Directors,

J. Vincent Tortolano
Secretary

The enclosed Proxy Statement is dated [—], 2008 and is first being mailed to shareholders on or about [—], 2008.

MICREL, INCORPORATED

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the matters being considered at the Annual Meeting. We urge you to read the remainder of this Proxy Statement carefully because the information in this section does not provide all information that might be important to you. Please refer to the more detailed information contained elsewhere in this Proxy Statement and the documents referred to in this Proxy Statement, which you should read carefully. In this Proxy Statement, the terms “Micrel,” “we,” “our,” “ours,” and “us” refer to Micrel, Incorporated.

Q:	What matters will be voted on at the Annual Meeting?

A:	At the Annual Meeting, shareholders will be asked to vote on the following proposals:

•	To amend our bylaws to provide for a range of four to seven members of the Board of Directors of Micrel (“Proposal 1”);

•

To elect the following five nominees to serve as members of the Board of Directors of the Company until the 2009 Annual Meeting and until their successors are duly elected and qualified: Raymond D. Zinn, Michael J. Callahan, David W. Conrath, Neil J. Miotto and Frank W. Schneider (“Proposal 2”); and

•	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2008 (“Proposal 3”).

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors unanimously recommends that shareholders vote FOR each of the proposals and nominees listed above.

Q:	What is the required quorum for the Annual Meeting?

A	The holders of a majority of our outstanding shares of common stock as of the Record Date must be present in person or by proxy at the Annual Meeting in order to conduct business at the Annual Meeting. This is called a quorum. On [—], 2008, the Record Date, [—] shares of our common stock were outstanding.

Q:	When and where will the Annual Meeting of the shareholders of Micrel take place?

A:	The Annual Meeting of Micrel shareholders will take place on [—], 2008 at 12:00 p.m., local time, at our headquarters located at 2180 Fortune Drive, San Jose, California 95131.

Q:	Who is entitled to vote at the Annual Meeting?

A:	If you are a shareholder of record as of the close of business on [—], 2008, the Record Date, you are entitled to vote at the Annual Meeting. You may attend the Annual Meeting of Micrel and vote your shares in person. However, whether or not you intend to attend the Annual Meeting, we urge that you vote TODAY by telephone, by Internet, or by signing, dating and returning the proxy card in the envelope provided. If you hold shares in street name and would like to vote your shares in person at the Annual Meeting, you must present a legal proxy from your bank, broker or nominee at the Annual Meeting.

Q:	What do I need to do now?

A:	Please carefully read and consider the information contained in the Proxy Statement and vote your shares in any of the ways provided in this Proxy Statement.

Q:	What vote is required to approve the proposals?

A:	You may vote FOR, AGAINST or ABSTAIN from voting with respect to each of Proposals 1 and 3 discussed above. You may vote FOR or WITHHOLD voting for all, some or none of the director nominees in Proposal 2. The affirmative vote of the holders of a majority of the outstanding shares entitled to vote at the Annual Meeting is required for the amendment of the bylaws (Proposal 1). The five director nominees receiving the highest numbers of votes cast will be elected to fill the seats on the Board (Proposal 2). The affirmative vote of both (1) a majority of shares represented and voting at the Annual Meeting and (2) a majority of the required quorum is required for the ratification of the appointment of the independent registered public accounting firm (Proposal 3). The Board of Directors unanimously recommends that you vote FOR Proposals 1 and 3 and each nominee in Proposal 2.

Q:	If I hold my shares in “street name” and do not provide voting instructions, can my broker still vote my shares?

A:	Yes, brokers who do not receive voting instructions from their customers will be permitted to exercise discretionary authority to vote shares on each of the proposals at the Annual Meeting.

Q:	How will abstentions be treated?

A:	Abstentions will be counted for the purpose of determining whether there is a quorum at the Annual Meeting, and will have the effect of a vote against Proposal 1, no effect on Proposal 2 or the first part of the voting test for Proposal 3, and the effect of a vote against the second part of the voting test for Proposal 3.

Q:	Can I vote my shares in person at the Annual Meeting?

A:	Shares held directly in your name as the shareholder of record may be voted in person at the Annual Meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification to the Annual Meeting. If you hold your shares in a brokerage account in your broker’s name, you must request a legal proxy from your stockbroker in order to vote in person at the Annual Meeting.

Q:	Can I vote my shares without attending the Annual Meeting?

A:	Yes. Whether you hold shares directly as a shareholder of record or beneficially through a broker, bank or other nominee, you may vote without attending the Annual Meeting. If you are a shareholder of record you may vote without attending the Annual Meeting only by submitting a proxy by telephone, by Internet or by signing, dating and returning a proxy card. If you hold your shares through a broker, bank or other nominee, you may vote by submitting voting instructions to your broker, bank or other nominee, following the directions they provide you.

Shares will be voted in accordance with the specific voting instructions on the proxy card. Any proxy cards received by Micrel which are signed by shareholders but which lack specific instruction will be voted FOR the shareholder proposals and nominees described in this Proxy Statement.

Q:	What should I do if I receive more than one set of voting materials?

A:	If your shares are registered differently and are held in more than one account, then you will receive more than one Proxy Statement and proxy card. Please be sure to vote all of your accounts so that all of your shares are represented at the meeting.

Q:	Can I change my vote after I return my proxy?

A:	You may revoke any proxy and change your vote at any time before the vote at the Annual Meeting. You may do this prior to the time of voting by delivering written notice to Micrel revoking your proxy, submitting a new proxy by telephone or internet, or submitting a subsequently signed and dated proxy card. You may also revoke your proxy by attending the Annual Meeting and voting in person. Attending the Annual Meeting will not revoke your proxy unless you specifically request it.

Q:	Who should I contact if I have questions?

A:	If you need additional proxy materials or have any questions about the Annual Meeting, please call MacKenzie Partners, Inc., at 1-800-322-2885 Toll-Free, or e-mail micrelproxy@mackenziepartners.com.

THE ANNUAL MEETING

The following sets forth some of the information that you may wish to know about the Annual Meeting.

Record Date and Quorum

Only the holders of record of our common stock as of the close of business on [—], 2008 are entitled to receive notice of, and to vote at, the Annual Meeting. On the record date, there were [—] shares of our common stock outstanding.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock on the record date will constitute a quorum for purposes of the Annual Meeting. A quorum is necessary to hold the Annual Meeting. Once a share is represented at the Annual Meeting, it will be counted for the purpose of determining a quorum at the Annual Meeting and any adjournment or postponement of the Annual Meeting. If a new record date is set for an adjourned Annual Meeting, however, then a new quorum will have to be established.

Required Vote

Each outstanding share of our common stock on the record date entitles the holder to one vote at the Annual Meeting. For Proposal 1 above, the affirmative vote of the majority of our shares of common stock outstanding on the record date is required for approval. For Proposal 2, the five directors receiving the highest number of votes will be elected. For Proposal 3, the affirmative vote of both (1) a majority of shares represented and voting at the Annual Meeting and (2) a majority of the required quorum is required for approval.

Our Board of Directors urges you to vote FOR the amendment of the bylaws, FOR the election of each of the five directors nominated by the Company, and FOR the ratification of the appointment of our auditors.

You must vote your shares in one of the following ways:

•	Vote in Person—You may vote in person at the Annual Meeting

•

Vote by Telephone—Please call toll-free from the U.S. or Canada the phone number listed on your proxy card and follow the simple instructions provided. Please have your proxy card in hand when you call and then follow the instructions.

•

Vote by Internet—Please access the website listed on your proxy card and follow the simple instructions provided. Please have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

•

Vote by Mail—If you do not have access to a touch-tone telephone or to the Internet or wish to vote by mail, please sign, date and return the proxy card in the envelope provided. If your proxy card is signed and returned without specifying choices, the shares represented will be voted FOR each of the proposals and nominees described in this proxy statement.

If you hold your shares through a broker or other nominee, you will receive separate voting instructions with the Proxy Statement. Your broker or nominee may provide voting through the Internet or by telephone. Please contact your broker to determine how to vote.

Adjournments and Postponements

Either the chairman of the meeting or the shareholders entitled to vote at the meeting, present in person or represented by proxy, may adjourn the meeting. Any adjournment may be made without notice, other than by an announcement made at the Annual Meeting, unless the adjournment is for more than 45 days or a new record date is fixed for the adjourned meeting. Any adjournment of the Annual Meeting for the purpose of soliciting additional proxies will allow our shareholders who have already sent in their proxies to revoke them at any time prior to their use at the Annual Meeting as adjourned.

At any time prior to convening the Annual Meeting, our Board of Directors may postpone the Annual Meeting for any reason without the approval of our shareholders. If postponed, we will provide notice of the new meeting date at least ten days prior to the new meeting date. Any postponement of the Annual Meeting for the purpose of soliciting additional proxies will allow shareholders who have already sent in their proxies to revoke them at any time prior to their use. If the Annual Meeting is adjourned or postponed and the record date remains unchanged, unrevoked proxies will continue to be effective for purposes of voting on the new meeting date.

Revocability of Proxies

You can revoke your proxy at any time before the vote is taken at the Annual Meeting. If you are a shareholder of record, you may revoke your proxy by:

•	submitting written notice of revocation to the Secretary of Micrel prior to the voting of the proxy, which is dated a later date than the proxy;

•	submitting a later-dated proxy by telephone or by internet;

•	submitting a duly completed and executed proxy bearing a later date; or

•	voting in person at the Annual Meeting; however, simply attending the Annual Meeting without voting will not revoke an earlier proxy.

Written notices of revocation and other communications about revoking your proxy should be addressed to:

Micrel, Incorporated

2180 Fortune Drive

San Jose, California 95131

Attention: Corporate Secretary

If you hold your shares through a broker, bank or other nominee, you should follow the instructions of your broker, bank or nominee regarding revocation of proxies. If your broker, bank or nominee allows you to vote by telephone or the Internet, you may be able to change your vote by voting again by telephone or the Internet.

Shares Owned by Our Directors and Executive Officers

As of [—], 2008, the record date for the Annual Meeting, our directors and executive officers owned, in the aggregate, approximately [—] shares of our common stock (excluding shares issuable upon exercise of options), or approximately [—]% of the outstanding shares of our common stock. Our directors and executive officers have informed us that they intend to vote all of their shares of common stock “FOR” the proposals and nominees described in this proxy statement.

Solicitation of Proxies

Proxies are being solicited by and on behalf of our Board of Directors. Micrel will bear the entire cost of the Board’s solicitation of proxies in connection with the Annual Meeting, including the costs associated with the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional soliciting material furnished to shareholders.

Micrel will also reimburse brokerage firms and other persons representing beneficial owners of shares for their expense in forwarding solicitation material to such beneficial owners.

Micrel has retained MacKenzie & Partners, Inc. (“MacKenzie”) to assist in the solicitation of proxies for fees not to exceed $[—], plus out-of-pocket expenses. MacKenzie may solicit proxies by mail, advertisement, telephone, via the Internet or in person. In addition, directors, officers and other employees of Micrel may solicit proxies in connection with the Annual Meeting, none of whom will receive additional compensation for such solicitations. Micrel’s expenses related to the solicitation of proxies in connection with the Annual Meeting are expected to be approximately $[—].

THE PROPOSALS

PROPOSAL 1: AMENDMENT OF BYLAWS

Section 3.2 (a) of our Amended and Restated Bylaws, as amended, which we refer to simply as our Bylaws, currently provides as follows: “The authorized number of directors of the corporation shall be not less than three (3) nor more than seven (7).”

Section 212 of the General Corporation Law of the State of California provides that where the bylaws set forth the minimum and maximum number of directors, the maximum number shall in no case be greater than two times the stated minimum minus one. In order to ensure that our Bylaws comply with this legal requirement, our Board has approved a proposal to amend Section 3.2(a) to provide in its entirety as follows:

“The authorized number of directors of the corporation shall be not less than four (4) nor more than seven (7).”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE FOR PROPOSAL 1 TO AMEND OUR BYLAWS.

PROPOSAL 2: ELECTION OF DIRECTORS

Directors elected at the Annual Meeting will hold office from the time of their election until the 2009 Annual Meeting and until their successors are duly elected and qualified. The five nominees receiving the highest number of affirmative votes at the Annual Meeting will be elected as directors. Shareholders may withhold authority to vote for any nominee or the entire slate as directed on the proxy card. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under California law.

If any nominees identified in this proposal should decline or be unable to act as a director, the shares may be voted for such substitute nominees as the persons appointed by proxy may in their discretion determine. The proxies cannot be voted for a greater number of persons than the number of nominees named in this proposal. Each person nominated for election has agreed to serve if elected.

The following table sets forth information with respect to the five persons nominated by the Board of Directors for election to the Board at the Annual Meeting.

Nominees for Director	Age	Position	Director Since
Raymond D. Zinn	70	President, Chief Executive Officer and Chairman of the Board	1978
Michael J. Callahan	72	Director	2005
David W. Conrath	73	Director	2005
Neil J. Miotto	61	Director	2007
Frank W. Schneider	66	Director	2007

The principal occupations and positions of the director nominees named above for at least the past five years are as follows:

Raymond D. Zinn is a co-founder of the Company and has been its President, Chief Executive Officer and Chairman of its Board of Directors since the Company’s inception in 1978. Prior to co-founding the Company, Mr. Zinn held various management and manufacturing executive positions in the semiconductor industry at Electromask TRE, Electronic Arrays, Inc., Teledyne, Inc., Fairchild Semiconductor Corporation and Nortek, Inc. He holds a B.S. in Industrial Management from Brigham Young University and a M.S. in Business Administration from San Jose State University.

Michael J. Callahan joined Micrel’s Board of Directors in 2005. Mr. Callahan is the Chairman Emeritus of Teknovus, Inc., and serves on the Board of Directors of Quick Logic Corporation. Prior to these roles, he served as Chairman of the Board, President and Chief Executive Officer of WaferScale Integration, Inc. He was also the President of Monolithic Memories, Inc. During his tenure at Monolithic Memories, the company became a subsidiary of Advanced Micro Devices, Inc., where Mr. Callahan then served in the capacity of Senior Vice President of Programmable Products. Mr. Callahan serves as a member of the Audit Committee and the Compensation Committee of the Board of Directors. Mr. Callahan holds a B.S.E.E. from the Massachusetts Institute of Technology.

David W. Conrath was elected to Micrel’s Board of Directors in 2005. From 2000 until July 2005, Dr. Conrath was the Dean of the College of Business at San Jose State University. From 1994 until 1999, Dr. Conrath was Professor of Management Science/Information Systems and Dean of the Michael G. DeGroote School of Business, McMaster University, Canada. He has held permanent positions at the Wharton School, University of Pennsylvania and the Faculty of Engineering at the University of Waterloo (Canada). Dr. Conrath has worked for many years in the area of information systems, consulting with a number of governments and Fortune 500 companies. He has been on the Board of Directors of three privately held telecommunications companies. Dr. Conrath serves as a member of the Audit Committee and is Chair of the Nominating and Corporate Governance Committee of the Board of Directors. Dr. Conrath holds a Master of Arts in economics and a doctorate in business administration from the University of California, Berkeley, a Master of Science in industrial administration from Carnegie-Mellon University and a Bachelor of Arts degree from Stanford University.

Neil J. Miotto joined the Company’s Board of Directors in February 2007. Mr. Miotto is a retired assurance partner of KPMG LLP where he was a partner for twenty-seven years until his retirement in September 2006. While at KPMG, Mr. Miotto also served as an SEC reviewing partner. He is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants. He holds a Bachelor of Business Administration degree from Baruch College, of The City University of New York. Mr. Miotto serves as chairman of the Audit Committee and a member of the Nominating/Corporate Governance Committee of the Board of Directors.

Frank W. Schneider joined the Company’s Board of Directors in May 2007. Mr. Schneider previously served as President and CEO of ION Systems, Inc., a privately-held manufacturer of electrostatic management systems. In January 2006, ION Systems was acquired by MKS Instruments, Inc. Mr. Schneider is currently a vice-president of MKS and General Manager of ION Systems products. Prior to these roles, Mr. Schneider was the President and CEO of GHz Technology, Inc., until its merger with Advanced Power Technology, Inc. During the merger transition period, Mr. Schneider served as the Chief Operating Officer for the Radio Frequency business. Mr. Schneider also served as a member of the advisory Board of Neomagic, Inc. and held various management and executive positions with Sharp Electronics Corporation, Philips Semiconductor and Corning Electronics. Mr. Schneider serves as chairman of the Compensation Committee of the Board of Directors. He holds a Bachelor of Science degree in Electrical Engineering from West Virginia University and a Master of Business Administration degree from Northwestern University.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE FOR THE ELECTION OF EACH NOMINEE NAMED IN PROPOSAL 2 OF THIS PROXY STATEMENT.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of the Company has selected PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. Representatives of PwC are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Although shareholder ratification of the selection of PwC as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise, the Board considers it appropriate for the shareholders to express or withhold their approval of the appointment. If the shareholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent auditor at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR

THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008 AS SET FORTH IN PROPOSAL 3.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company’s common stock as of June 30, 2008, by (i) each shareholder known to the Company to own beneficially more than 5% of the Company’s Common Stock, (ii) each of the Company’s directors and nominees for directors, (iii) the Chief Executive Officer, the Chief Financial Officer, and each of the three other most highly compensated officers (collectively, the “Named Executive Officers” or “NEOs”) and (iv) all executive officers and directors of the Company as a group. Unless otherwise indicated below, the address for each beneficial owner listed is c/o Micrel, Incorporated, 2180 Fortune Drive, San Jose, California 95131.

	Number of Shares
	Beneficially Owned(1)
Name	Number	Percent
Raymond D. Zinn(2)	11,893,542	16.7
Obrem Capital Management 733 3rd Avenue, 11th Floor New York, NY 10017	10,735,690	15.2
Warren H. Muller(3) 427 Richlee Drive Campbell, CA 95008	10,102,821	14.3
Richard D. Crowley(4)	619,259	*
J. Vincent Tortolano(5)	172,761
James G. Gandenberger(6)	180,891	*
Scott Ward(7)	485,542	*
David W. Conrath(8)	19,750	*
Michael J Callahan(9)	15,000	*
Neil J. Miotto(10)	8,750	*
Frank W. Schneider(11) All executive officers and directors as a group(12)	5,750 14,647,142	* 19.8

*	Less than 1%
(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of June 30, 2008 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to the shares set forth opposite such person’s name.
(2)	Includes 705,595 shares subject to stock options exercisable within 60 days of June 30, 2008.
(3)	Based on a Form 4 filed May 14, 2008.
(4)	Includes 611,092 shares subject to stock options exercisable within 60 days of June 30, 2008.
(5)	Includes 165,438 shares subject to stock options exercisable within 60 days of June 30, 2008.
(6)	Includes 172,103 shares subject to stock options exercisable within 60 days of June 30, 2008.
(7)	Includes 477,324 shares subject to stock options exercisable within 60 days of June 30, 2008.
(8)	Includes 18,750 shares subject to stock options exercisable within 60 days of June 30, 2008.
(9)	Includes 15,000 shares subject to stock options exercisable within 60 days of June 30, 2008.
(10)	Includes 3,750 shares subject to stock options exercisable within 60 days of June 30, 2008.
(11)	Includes 3,750 shares subject to stock options exercisable within 60 days of June 30, 2008.
(12)	Includes 3,236,095 shares subject to stock options exercisable within 60 days of June 30, 2008.

CERTAIN INFORMATION WITH RESPECT TO EXECUTIVE OFFICERS

Information regarding each of our executive officers as of June 30, 2008 is set forth below.

Name	Age	Position

Raymond D. Zinn	70	President, Chief Executive Officer and Chairman of the Board

Robert J. Barker	61	Vice President, Corporate Business Development and Human Resources
Andrew Cowell	42	Vice President, Analog Marketing

Richard D. Crowley, Jr.	51	Vice President, Finance and Chief Financial Officer

James G. Gandenberger	48	Vice President, Worldwide Operations

Jung-Chen Lin	54	Vice President, Ethernet Products

Mark Lunsford	51	Vice President, Worldwide Sales

David C. Schie	36	Vice President, Analog Engineering and R&D

J. Vincent Tortolano	58	Vice President, General Counsel and Secretary

Scott Ward	54	Vice President, Analog Business Unit

Thomas Wong	52	Vice President, High Bandwidth Products

Richard Zelenka	53	Vice President, Quality Assurance

The principal occupations and positions for at least the past five years of the executive officers named above, other than Mr. Zinn whose information is included above under the caption “Proposal 1 Election of Directors,” are as follows:

Mr. Barker has served as Vice President, Corporate Business Development since October 1999. In August 2007, Mr. Barker took on the added responsibility of Interim Vice President of Human Resources. In February 2008, Mr. Barker was appointed Vice President of Human Resources. He retains his responsibilities as Vice President, Corporate Business Development. Mr. Barker also served as the Company’s Secretary from May 2000 until May 2001. From April 1994 to September 1999 he held the position of Vice President, Finance and Chief Financial Officer. From April 1984 until he joined Micrel, Mr. Barker was employed by Waferscale Integration, Inc., where his last position was Vice President of Finance and Secretary. Prior to 1984, Mr. Barker held various accounting and financial positions at Monolithic Memories and Lockheed Missiles and Space Co. He holds a B.S. in Engineering (Electrical emphasis) and a M.B.A. from University of California at Los Angeles.

Mr. Cowell has served as Vice President, Analog Marketing since November 2007. From December 2002 until November 2007, he served as the head of Strategic Applications with responsibility for new product definition for power products. Mr. Cowell joined the Company in April 1998 as Marketing and Applications Manager for the power product line. Prior to joining Micrel, Mr. Cowell worked for Siliconix Semiconductor for five years in various technical positions throughout the world. Prior to Siliconix, he was a power supply designer for Advanced Power Supplies in the United Kingdom. Mr. Cowell holds a first class honors degree in electronics from Middlesex University.

Mr. Crowley joined the Company as Vice President, Finance and Chief Financial Officer in September 1999. From December 1998 until he joined Micrel, Mr. Crowley was employed by Vantis Corporation as its Vice President, Chief Financial Officer. From 1980 to 1998, Mr. Crowley was employed by National Semiconductor Corporation, where his last position was Vice President, Corporate Controller. He holds a B.B.A. in Finance from the University of Notre Dame and a Masters in Management in Accounting and Finance from Northwestern University.

Mr. Gandenberger has served as Vice President, Worldwide Operations since November 2007. From July 2002 to November 2007, he served as Vice President of Wafer Fab Operations. Mr. Gandenberger joined the Company in October 2000 as Managing Director of Wafer Fab Operations. Prior to joining the Company, Mr. Gandenberger was employed by National Semiconductor Corporation from 1997 to 2000 as the Managing Director of Santa Clara Wafer Fabs. From 1994 to 1997, he was employed by Asyst Technologies where he held the position of Vice President, Sales and Marketing. From 1984 to 1994, Mr. Gandenberger served in a variety of positions at LSI Logic, where his last position was Director of Operations of the VLSI CMOS Division. He holds a B.S. in Business Administration from Saint Mary’s College and a M.B.A from Golden Gate University.

Mr. Lin has served as Vice president of Ethernet Group since April 2003. He joined the Company through the acquisition of Kendin Communications Inc. in May 2001 as Vice President of Design of Kendin Operations. Prior to the acquisition, he served as Vice President of Engineering at Kendin from 1996 to 2001. Prior to Kendin, Mr. Lin was employed by Pericom Semiconductors Corp as Design Manager of data communication group from April 1995 to April 1996. He worked for Hitachi Micro Systems, Inc. as Principle Engineer from August 1993 to April 1995. From 1990 to 1993, he was employed by Vitesse Semiconductor Corp., where he held a design manager position. From 1986 to 1990, he worked for Philips Components at various locations as Senior Member of Technical Staff in Mixed Signal Circuit Design area. Mr. Lin holds a Ph.D. and M.S.E.E. degrees from University of Cincinnati, and B.S.E.E. degree from National Taiwan University.

Mr. Lunsford joined the Company in September 2001 as Vice President, Worldwide Sales. Prior to joining Micrel, Mr. Lunsford was Director of Marketing and Business Development at Broadcom Corporation from 2000 to 2001. Prior to 2000, Mr. Lunsford held the position of Vice President, Worldwide Sales at Pivotal Technologies from 1999 until Pivotal was acquired by Broadcom in 2000. Prior to 1999 Mr. Lunsford held various senior level management positions at Advanced Micro Devices from 1984 to 1999. He holds a B.S. degree in Mechanical Engineering from the University of California, Davis.

Mr. Schie joined Micrel in May 2007 as Vice President of Analog Engineering and R&D. Before joining Micrel, Mr. Schie was an Executive Director at Maxim Integrated Products. Prior to that, he was Vice President of Supertex, Inc. Prior to Supertex, Mr. Schie was a founder of various companies including the ESG group of companies and Linear Dimensions Semiconductor, where he worked from 1998 to 2000. Mr. Schie holds a Bachelor of Applied Science (B.A.Sc.) degree in Engineering Science (Electrical Option) from the University of Toronto.

Mr. Tortolano joined the Company in August 2000 as its Vice President, General Counsel. Mr. Tortolano has also served as the Company’s Secretary since May 2001. From 1999 until he joined the Company, Mr. Tortolano was employed by Lattice Semiconductor Corporation, where he held the position of Vice President, Co-General Counsel. From 1983 to 1999, Mr. Tortolano was employed by Advanced Micro Devices, Inc., where his last position was Vice President, General Counsel of AMD’s Vantis subsidiary. Mr. Tortolano holds a B.S.E.E. from Santa Clara University and a Juris Doctor degree from University of California at Davis.

Mr. Ward has served as Vice President, Analog Business Unit since November 2007. Mr. Ward joined the Company in August 1999 as Vice President, Test Division and served in that capacity until November 2007. From 1997 until he joined Micrel, Mr. Ward was employed by QuickLogic Corporation as Vice President of Engineering. From 1980 to 1997, Mr. Ward was employed by National Semiconductor Corporation where he held various Product Line Director positions in the Analog Division. Mr. Ward holds a B.S.E.T. degree from California Polytechnic University at San Luis Obispo.

Mr. Wong joined the Company in November 1998 as its Vice President, High Bandwidth Products. Prior to joining the Company, Mr. Wong was a co-founder of Synergy Semiconductor and held various management positions including Chief Technical Officer, Vice President Engineering, Vice President Standard Products and Vice President Product Development for Synergy Semiconductor from 1987 to November 1998 at which time

Synergy was acquired by the Company. From 1978 to 1986, Mr. Wong was employed by Advanced Micro Devices where his last position was Design Engineering Manager. He holds a B.S.E.E. from the University of California at Berkeley and a M.S.E.E. from San Jose State University.

Mr. Zelenka has served as Vice President, Quality Assurance since August 2000. From January 1998 to July 2000 he held the position of Director of Product Assurance. Prior to joining the Company, Mr. Zelenka was employed by National Semiconductor from 1987 to 1998 as a Senior Quality Manager. From 1983 to 1987 Mr. Zelenka was employed by Fairchild Semiconductor where he held the position of Wafer Fab Quality Manager. He holds a B.S. in Chemical Engineering from the University of Wyoming.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors, executive officers, and any persons holding more than ten percent of the Company’s common stock (“Reporting Persons”) are required to report, to the Securities and Exchange Commission and to the NASDAQ Stock Market, their initial ownership of the Company’s stock and other equity securities and any subsequent changes in that ownership, and to furnish the Company with copies of all these reports they file. As a matter of practice, an administrative staff member assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files these reports on their behalf.

Based solely on its review of the copies of such reports received by it or written representations from certain Reporting Persons that no Forms 3, 4 or 5 were required, the Company believes that during fiscal 2007, all Reporting Persons complied with all applicable filing requirements, except for the following late reports filed since the beginning of the fiscal year ended December 31, 2007, and the transactions reflected therein, covering executive and director stock option grants, one stock purchase, and one stock sale. Mr. Lunsford filed one late report which covered a stock option grant of 52,000 shares; Mr. Miotto filed one late report which covered a stock option grant of 15,000 shares; Mr. Schneider filed one late report which covered a purchase of 1,000 shares; and Mr. Ward filed one late report which covered a sale of 7,067 shares of the Company’s stock in Mr. Ward’s 401(k) retirement plan account. The exercise price for the stock option grant to Mr. Lunsford and the stock option grant to Mr. Miotto was the fair market value on the date each grant was approved, respectively.

CORPORATE GOVERNANCE

Committees and Meetings of the Board of Directors

The Board of Directors held four regularly scheduled meetings and one electronic meeting during the fiscal year ended December 31, 2007, and acted four times by unanimous written consent. Each member of the Board of Directors who served during 2007 attended at least 75% of the total number of meetings of the Board of Directors and of the Committees on which he served during the year.

The Company has standing Audit, Compensation, and Nominating and Corporate Governance Committees of the Board of Directors.

Director Independence

The NASDAQ Stock Market rules require a majority of the Company’s Board of Directors to be independent of the Company and its management. The Board has a responsibility to make an affirmative determination that such directors are independent through the application of National Association of Securities Dealers (“NASD”) Marketplace Rule 4200 (definition of “independent director”). Our Board has affirmatively determined that all of its members and nominees are independent under these rules, except for Mr. Zinn, who is an employee of the Company.

Board Committees

Information on each of the Board’s standing committees is presented below.

Audit Committee. The Audit Committee is responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm, directing and monitoring the Company’s internal audit function, reviewing and monitoring the annual audit of the Company’s financial statements, internal controls, accounting practices and policies and related tasks as specified in its charter or required by the applicable NASDAQ rules. The members of the Audit Committee presently are Messrs. Miotto (chair), Conrath, and Callahan, each an independent director as determined in accordance with Rule 10A-3(b)(1) of the Exchange Act and in accordance with the listing standards of the NASDAQ Stock Market. Messrs. Miotto, Conrath and Callahan qualify as audit committee financial experts within the definition adopted by the Securities and Exchange Commission in Item 407(d)(5)(ii) of Regulation S-K. In 2007, the Audit Committee met in person five times, with each member of the audit committee attending at least 75% of those meetings, and acted once by unanimous written consent. Please see the information under the caption “Audit Committee Report” for further information regarding the Audit Committee. A copy of the Audit Committee’s Charter is available at www.micrel.com.

Compensation Committee. The Compensation Committee makes recommendations to the Board of Directors regarding all forms of compensation to executive officers and directors, reviews all salary increase, bonus and stock compensation programs for other employees, administers the Company’s incentive award plans and performs such other duties as may from time to time be determined by the Board of Directors. The Compensation Committee has delegated to Mr. Zinn the authority to approve grants of stock options or Restricted Stock Units (RSUs) to non-officer employees of no greater than 100,000 shares. The Compensation Committee consists of Messrs. Schneider (chair) and Callahan, each an independent director as defined by the listing standards of the NASDAQ Stock Market. The Compensation Committee met two times in 2007, and acted five times by unanimous written consent. A copy of the Composition Committee Charter is available at www.micrel.com.

The Compensation Committee meets at least twice during the year, generally in February and August. A few days prior to the February meeting, the Vice President of Human Resources presents to the Compensation Committee the proposed incentive award and bonus compensation for each Named Executive Officer and all other executive officers for review and analysis in the context of all the components of total compensation. In or around July of each year, the Vice President of Human Resources presents to the Compensation Committee the proposed base salary compensation for each NEO and other executive officer for review and analysis, again in the context of all the components of total compensation. In each case, Compensation Committee members have time prior to the upcoming meetings to ask for additional information and to raise further questions and have further discussions. The Compensation structure for the CEO is decided upon and approved by the Committee members prior to the scheduled Committee meeting. Compensation decisions regarding the other executive officers are made at the scheduled Committee meeting. In the process of reviewing each compensation component, the Company provides the Compensation Committee with internal information showing the relationship between each executive level of compensation within the Company.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is appointed by the Board of Directors and makes recommendations to it regarding nominees for the Board, monitors the size and composition of the Board, assists the Board with review and consideration of developments in corporate governance practices and performs such other duties as the Board of Directors shall from time to time prescribe. The Nominating and Corporate Governance Committee consists of Messrs. Conrath (interim chair) and Callahan, each an independent director as defined by the listing standards of the NASDAQ Stock Market. The Nominating and Corporate Governance Committee met three times in 2007 and acted once by unanimous written consent.

The primary objectives of the Nominating and Corporate Governance Committee are to assist the Board by: (i) considering and/or recruiting individuals qualified to become Board members and recommending that the Board select a group of director nominees for each next annual meeting of the Company’s stockholders; (ii) recommending members of the Audit, Compensation and Nominating and Corporate Governance Committees of the Board who are qualified and experienced “independent” directors; (iii) assisting management and the Board in developing and recommending to the Board corporate governance policies and procedures applicable to the Company; and (iv) monitoring compliance with appropriate corporate governance practices as they relate to the duties of both management and the Board. All powers of the Nominating and Corporate Governance Committee are subject to the restrictions designated in the Company’s bylaws and by applicable law.

A copy of the Nominating and Corporate Governance Committee Charter is available at www.micrel.com.

Nomination Process

The Nominating and Corporate Governance Committee identifies director nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members with skills and experience that are relevant to our business and are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. If any member of the Board of Directors does not wish to continue in service or the committee or Board of Directors decides not to re-nominate a member for re-election, the Committee identifies the desired skills and experience of a new nominee consistent with the Committee’s criteria for Board of Directors service. Current members of the Board of Directors and management are polled for their recommendations. Research may also be performed or third parties retained to identify qualified individuals. The Nominating and Corporate Governance Committee will not recommend a candidate unless that candidate has indicated a willingness to serve as a director and has agreed to comply, if elected, with the expectations and requirements of service on the Board of Directors.

The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders, and any such recommendations should be forwarded to the Nominating and Corporate Governance Committee in writing at our executive offices as set forth in this Proxy Statement.

The Nominating and Corporate Governance Committee will consider shareholder nominations for the election of directors at our 2009 annual meeting if the nominations are timely, as described in this Proxy Statement under the caption “Shareholder Proposals,” and the nominations otherwise comply with our bylaws and applicable law. Such recommendations should include the following information:

•	name, biographical information and qualifications of the candidate, and a written consent from the candidate agreeing to be named as a nominee and to serve as a director if nominated and elected;

•	such information as may be reasonably necessary to determine whether the recommended director candidate is independent from the security holder that has recommended the candidate;

•	such information as may be reasonably necessary to determine whether the director candidate is qualified to serve on the Audit Committee; and

•	such information as may be reasonably necessary to determine whether the director candidate meets the independence standards of the NASDAQ Stock Market.

The Company will also request such other information as may reasonably be required to determine whether each person recommended by a security holder meets the criteria listed below and to enable us to make appropriate disclosures to the security holders entitled to vote in the election of directors. Any recommendations received from stockholders will be evaluated in the same manner as potential nominees suggested by Board members, management or other parties.

The Nominating and Corporate Governance Committee evaluates director candidates based upon a number of criteria, including:

•	a high level of personal and professional integrity;

•	commitment to promoting the long term interests of the Company’s security holders and independence from any particular constituency;

•	professional and personal reputations that are consistent with the Company’s values;

•

broad general business experience and acumen, which may include experience in management, finance, marketing and accounting, across a broad range of industries with particular emphasis on the semiconductor industry generally, along with experience operating at a policy-making level in an appropriate business, financial, governmental, educational, non-profit, technological or global field;

•	adequate time to devote attention to the affairs of the Company;

•

such other attributes, including independence, relevant in constituting a Board or committee that also satisfies the requirements imposed by the Securities and Exchange Commission and the NASDAQ Stock Market; and

•	Board balance in light of the Company’s current and anticipated needs and the attributes of the other directors and executives.

In April 2008, Obrem Capital Management, LLC delivered to us a notice relating to the nomination by Obrem of six persons for election at our 2008 Annual Meeting. Obrem has subsequently withdrawn this notice and its nominees are not being nominated for election at the Annual Meeting.

Security Holder Communication with Board Members

Any holder of the Company’s securities may contact the Board of Directors or a specified individual director by writing to the attention of the Board of Directors or a specified individual director and sending such communication to the Company’s General Counsel at our executive offices as identified in this Proxy Statement.

Each communication from a security holder should include the following information in order to permit security holder status to be confirmed and to provide an address to forward a response if deemed appropriate:

•	the name, mailing address and telephone number of the security holder sending the communication;

•	the number and type of our securities owned by such security holder; and

•	if the security holder is not a record owner of our securities, the name of the record owner of our securities beneficially owned by the security holder.

The Company’s General Counsel will forward all appropriate communications to the Board of Directors or individual members of the Board of Directors as specified in the communication. The Company’s General Counsel may (but is not required to) review all correspondence addressed to the Board of Directors, or any individual member of the Board of Directors, for any inappropriate correspondence more suitably directed to management. Communications may be deemed inappropriate for this purpose if it is reasonably apparent from the face of the correspondence that it relates principally to a customer dispute involving the purchase of goods or services from the Company or any of its operating units. The Company’s policies regarding the handling of security holder communications were approved by the Board of Directors, including a majority of our independent directors.

Annual Meeting Attendance

The policy of the Board of Directors is that all directors attend the Annual Meeting of Stockholders, absent circumstances that prevent attendance. All directors attended the Annual Meeting of Shareholders held in 2007.

Code of Ethics

The Company has adopted a code of ethics that applies to the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Company’s code of ethics was filed as Exhibit 14 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and is incorporated herein by reference. The Company’s code of ethics can also be viewed at www.micrel.com.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives

The Compensation Committee believes that compensation paid to executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, linked to specific, measurable results intended to create value for shareholders, recognize and reward individual contributions to Company performance, and assist the Company in attracting and retaining key executives critical to its long-term success.

In establishing compensation for executive officers, the following are the Compensation Committee’s objectives:

•	Attract and retain executives of superior ability and managerial talent to drive the Company’s success;

•	Align executive compensation with the Company’s corporate strategies, business objectives and the long-term interests of the Company’s shareholders;

•

Motivate our leaders to deliver strong business results and achieve key strategic and financial performance measures by linking incentive award opportunities to the achievement of performance goals in these areas;

•	Differentiate compensation so that it varies based on individual and team performance;

•	Balance rewards for executive roles between short-term results and the long-term strategic decisions needed to ensure sustained success for the Company and its shareholders over time;

•

Enhance the executives’ incentive to increase the Company’s stock price and maximize shareholder value, as well as promote retention of key people, by providing a portion of total compensation opportunities for senior management in the form of direct ownership in the Company through stock options;

•	Allow executives to share in our financial success; and

•	Reflect a total rewards perspective by balancing fixed and variable pay and cash and equity awards.

The Company’s overall compensation program is structured to achieve these objectives by compensating our executives competitively, and tying their compensation to the Company’s success and their contribution to that success. The Company believes compensation should be structured to ensure that a significant portion of compensation opportunity will be directly related to Company stock performance and other factors that directly and indirectly influence shareholder value. Accordingly, the Company sets goals designed to link each NEO’s compensation to the Company’s performance and his or her own performance within the Company in achieving corporate priorities. The Company’s compensation program will change from time to time, as necessary to support corporate objectives and as those objectives change. The specific principles, components and decisions used in 2007 to set executive compensation are discussed below.

Components of Executive Compensation

The Company’s compensation program is comprised of the following components for NEOs to meet the above objectives:

•	Base salary;

•	Annual cash incentive bonus payments;

•	Discretionary annual stock option grants;

•	401(k) plan, including the Deferred Profit Sharing portion ; and

•	Medical, life and disability insurance and other benefits.

Consistent with our performance-based compensation philosophy, and because executive officers are in a position to directly influence the overall performance of the Company, our executive compensation includes a significant incentive-based component. The Company reserves the largest potential compensation awards for performance- and incentive-based programs for the Company’s senior management team, comprised of the Chief Executive Officer and other officer-vice-presidents. Those programs include annual and long-term at-risk awards based on the financial performance of the Company. Those programs largely provide compensation in the form of both cash and equity, to provide incentives to reward both short-term and long-term performance of the Company. The Compensation Committee allocates total compensation between cash and equity compensation based on benchmarking to the Peer Group, discussed below under the heading “Compensation Benchmarking and Peer Group,” while considering the balance between providing short-term incentives and long-term investment parallel with shareholders, to align the interests of management with shareholders, in light of the officer’s current equity holdings. The Compensation Committee balances the individual compensation elements for each executive officer individually, and the balance between equity and cash compensation among NEOs, and among other members of the senior management team, is evaluated annually using the above criteria.

To tie compensation to performance, there is no minimum award of compensation required by the performance-based compensation program or the Company’s stock option program.

Determination of Compensation Awards

The Compensation Committee has primary authority to determine and recommend to the Board of Directors for approval, the compensation awards available to the Company’s executive officers. The Compensation Committee may engage independent consultants to provide comparative information on compensation and benefits as well as to advise the Compensation Committee on compliance issues involving federal and state laws and regulations concerning compensation of executives. The Compensation Committee is comprised entirely of independent directors. The Compensation Committee operates under a written charter adopted by our Board which can be found on our website at www.micrel.com. All decisions relating to the compensation of the CEO are made by the Compensation Committee in executive session, without management present. In assessing the compensation of the CEO and each of the other NEOs, the Compensation Committee considers the performance of the Company, the executive’s contribution to that performance, comparisons to other executive officers holding similar positions and responsibilities at other companies in the Peer Group, management recommendations and other factors (including tenure and experience, retention concerns, historical compensation).

The Compensation Committee uses several analytic tools when making compensation decisions, which include Company performance reviews, Peer Group compensation data, the recommendations of the CEO and the Vice President of Human Resources, individual performance reviews and internal pay equity. Consistent with prior years, Peer Group compensation data is compiled by the Human Resources Department and provided to the Compensation Committee. The Compensation Committee uses the Peer Group data as a factor in its determination of key elements of the compensation programs. The Compensation Committee also uses senior management staff as needed to gather, prepare, and advise in the use of compensation data.

The Peer Group data provides information to the Compensation Committee with respect to competitive practices and the amounts and nature of compensation paid to executive officers, and provides one of the bases for the Compensation Committee’s analysis of the structure of the Company’s various compensation programs and the appropriate levels of salary, bonus and other awards payable to the Company’s executive officers. Based upon this analysis, the Company’s executive compensation package consists of a fixed base salary and variable cash and stock-based incentive awards, with a significant portion weighted towards variable components to ensure that total compensation reflects the overall success or failure of the Company and to motivate executive officers to meet appropriate performance measures, thereby maximizing total return to the Company and its shareholders.

In addition to Peer Group data, the Company participates in an industry compensation survey, and subscribes to a service provided by Radford Advisory Services. Information provided in Radford’s Benchmark and Executive Surveys (the “Benchmark Survey”) is reviewed and compared with Peer Group data. The Benchmark Survey captures base salary, incentive and equity data for full-time, US-based employees, including executives, categorized by job classification. The Benchmark Survey data is used by the Compensation Committee in conjunction with the Peer Group data to determine appropriate executive compensation packages.

The Compensation Committee also reviews management recommendations and Company and individual performance evaluations in setting executive compensation. The CEO and Vice President of Human Resources provide recommendations annually to the Compensation Committee regarding the compensation of all executive officers, except with respect to their own respective compensation. The Vice President of Human Resources provides recommendations regarding the compensation of the CEO and other NEOs, based on the Peer Group data and Benchmark Survey data. Each executive officer in the Company participates in an annual performance review of the CEO to provide input about the CEO’s contributions to the Company’s performance for the period being assessed. Each NEO other than the CEO, participates in an annual performance review with the CEO to provide and receive input about their contributions to the Company’s success for the period being assessed. The performance of each NEO other than the CEO is reviewed annually by the CEO and the Compensation Committee.

The Compensation Committee reviews summaries of the major components of the CEO’s and other NEO’s compensation, including annual base salary, bonuses based on corporate and individual performance, and equity compensation. These summaries reflect the annual compensation for the NEO (both target and actual), as well as the potential payments under selected performance scenarios. The compensation summaries are prepared by the Human Resources Department and are presented at Compensation Committee meetings by the Vice President of Human Resources. With regard to the performance scenarios, these summaries demonstrate the amounts of compensation that would be payable under minimum, target and maximum payout scenarios under our cash incentive compensation plan. The overall purpose of this review is to identify elements of actual and potential future compensation of our named executive officers, so that the Compensation Committee may analyze both the individual elements of compensation (including the compensation mix) as well as the aggregate total amount of actual projected compensation. The Compensation Committee bases its analysis on the Peer Group data and compensation summary information provided by the Vice President of Human Resources in consideration of the management team’s compensation and internal pay equity.

Compensation Benchmarking and Peer Group

One of the tools we use in determining compensation for our NEOs is a comparison of the compensation of our CEO and the other named executive officers relative to the compensation paid to similarly-situated executives at companies that we consider to be in our peer group of semiconductor companies. This approach ensures that our cost structures will allow us to remain competitive in our markets. An important component of setting and structuring compensation for the Company’s executive officers is reviewing the compensation packages offered by the leading semiconductor companies in order for the Company to offer competitive compensation within that group of companies. Each year we survey the compensation practices of a peer group of companies in the United States, as well as other countries in which we have significant employee populations, to assess our competitiveness. In determining the level of compensation provided to our executive officers, the Company evaluates the financial performance of those companies, in addition to evaluating the Company’s performance, to gauge the Company’s comparative performance within its peer group. We review each element of compensation within the peer group, including base salary, target annual cash incentives, and long-term equity incentives. That peer group consists of ten to twelve leading semiconductor companies, including Micrel. We believe that the Peer Group is representative of the sector in which we operate, and the group was chosen because of each of the companies’ relative leadership position in our sector, their relative size as measured by sales volume, and the relative complexity of the business and the role and responsibilities of the Company’s NEOs. In 2007, this “Peer Group” of companies included Advanced Analogic Technologies, Incorporated; Applied Micro Circuits Corporation; Exar Corporation; Intersil Corporation; Linear Technology Corporation; Maxim Integrated

Products, Incorporated; Microsemi Corporation; Monolithic Power Systems, Incorporated; Power Integrations, Incorporated; Semtech Corporation; and Supertex, Incorporated.

For 2007, we targeted the aggregate value of our total compensation at approximately the median level for the Peer Group for most executive officer positions. The Compensation Committee believes that our overall pay positioning will allow us to attract and retain the appropriate level of executive talent, while appropriately rewarding high performance through performance objectives. The actual target compensation for each individual executive may be higher or lower than the targeted market position based on such factors as individual skills, experience, contribution and performance, internal equity, or other factors that the Compensation Committee may take into account that are relevant to the individual executive. In addition, actual compensation results (e.g., amounts earned and paid each year) may be higher or lower than target based on corporate and individual performance. We strongly believe in retaining the best talent among our senior executive management team. To retain and motivate these key individuals, the Compensation Committee may determine that it is in the best interests of the Company to negotiate total compensation packages with the Company’s senior executive management that may deviate from the general principle of targeting total compensation at the median level for our Peer Group. Actual pay for each NEO is determined around this structure, driven by the performance of the executive over time, as well as the annual performance of the Company. Equity grant guidelines are then set by job level, using Peer Group data and current guidelines to determine the appropriate annual grant levels for the upcoming year. Using this methodology, for 2007, the compensation for our NEOs was at approximately the 50th percentile of our Peer Group.

The Company’s approach to benchmarking is two-fold. First, in setting annual cash compensation, the Company aims to provide market compensation that approximates the median annual cash compensation of executive officers performing similar job functions at companies in the Peer Group. To determine that level of compensation, the Company annually reviews salary surveys of the Peer Group and actual salary amounts provided in Peer Group proxy statements. Our annual review indicates that we are providing to our NEOs annual cash compensation at or below the median of the Peer Group. The Company believes that its design of base and incentive annual cash compensation provides market-competitive annual cash compensation to the Company’s NEOs. Second, equity grant guidelines are set by job level, using current Company guidelines, Peer Group data, and internal equity compensation comparisons to determine the appropriate annual grant level for each NEO for the upcoming year. For 2007, as with total compensation, we targeted the aggregate value of our equity incentive compensation at approximately the median level of our Peer Group for our NEOs.

Internal Pay Equity

Our core compensation approach is to pay our executive officers competitive levels of compensation that best reflect their individual responsibilities and contributions to the Company, while providing incentives to achieve our business and financial objectives. While comparisons to compensation levels at companies in our Peer Group are helpful in assessing the overall competitiveness of our compensation program, we believe that our executive compensation program also must be internally consistent and equitable in order for the Company to achieve our corporate objectives as outlined at the beginning of this Compensation Discussion and Analysis.

In implementing this philosophy, the Compensation Committee analyzed the relationship between our CEO’s total compensation and the total compensation of the other executive officers of the Company. For this purpose, total compensation includes base salary, bonus payouts and the value of equity awards.

The Compensation Committee evaluated the mix of the individual elements of compensation paid to the CEO and the other executive officers as well as the changes in the overall composition of the management team and the overall accountabilities of the individual executive officers and the CEO. The Compensation Committee also analyzed the change in the responsibilities of each member of the management team over the measurement period, calendar year 2007. In addition, the Compensation Committee also considered the internal pay equity between the other executive officers in relation to the next lower tier of management, in order to maintain compensation levels that are consistent with the individual contributions and responsibilities of those executive officers. Based on this analysis, the Compensation Committee determined that compensation in 2007 reflected an appropriate target differential for executive compensation, given the different accountabilities for the CEO and the other named executive officers and no changes were necessary to maintain consistency with our internal pay equity policy.

Base Compensation

The Company provides its NEOs with a base salary that is structured around the median of the Peer Group. Base salaries provide consistent cash flow to employees assuming sufficient levels of performance and continued employment. Salaries for the Company’s NEOs and other executive officers are determined primarily on the basis of the executive officer’s responsibility, Company budgets, general salary practices of companies within the Peer Group, the officer’s individual performance and experience, internal pay equity and retention concerns. The base salaries are reviewed annually and may be adjusted by the Compensation Committee in accordance with certain criteria which include (i) individual performance, (ii) the functions performed by the executive officer, (iii) the scope of the executive officer’s ongoing duties, (iv) general changes in base salary by companies in the Peer Group, and (v) the Company’s financial performance generally. In 2007, all executive officers received a pay increase, in line with merit increase targets approved by the Compensation Committee for all employees for 2007. The 2007 target salary increase for executive officers was 4.5%, compared with a target of 4.65% for non-executive exempt and salaried non-exempt employees. The CEO received a pay increase of 3.88%. The other executive officers received increases ranging from 4.0% to 5.2%. No formulaic base salary increases are provided to the NEOs.

Performance-Based Compensation

Annual Incentive Program

The Company structures its compensation programs to reward executive officers based on the Company’s performance and the individual executive’s contribution to that performance, as well as align executive officer compensation with the achievement of strategic initiatives in the short-term. Executive officers are eligible to receive bonus compensation in the event certain specified corporate performance measures are achieved. In determining the performance-based compensation awarded to each executive officer, the Company evaluates the Company’s and executive’s performance in a number of areas.

Compensation pursuant to the annual incentive program is made in the form of cash. The general criteria for evaluating the performance of the Company and executive officers are the Company’s financial performance as measured by earnings per share and individual performance metrics such as progress in research and development, increase in manufacturing productivity, or significant improvement in product quality, legal or financial matters, measured on an annual basis. Performance criteria are evaluated against objectives set prior to the commencement of the applicable bonus measurement period.

The amounts payable under the Company’s annual performance-based program for executive officers in 2007 were determined initially based upon the Company’s actual performance measured against the following performance criterion:

Corporate Performance Criterion	Relative Weight	Threshold Performance Level	100% Target Performance Level	Maximum Payment Performance
Annual Earnings per Common Share (“EPS”)(1)	100%	$0.50	$0.65	$1.025

(1)	Non-GAAP EPS results, which exclude the impact of revenue and cost of revenues related to intellectual property settlements, equity-based compensation, certain third party legal expenses associated with litigation settlements, other unusual operating income and expense items, restructuring charges and related tax effects.

The threshold level of $0.50 annual earnings per common share is intended to set a level of corporate performance below which no executive bonus payments would be made. The non-GAAP EPS achieved by the Company for the previous three years—2004, 2005 and 2006—was $0.36, $0.36, and $0.55, respectively. Thus, the Compensation Committee considers $0.50 annual EPS to be a substantial threshold for executive bonus payments, requiring substantial effort and commitment by the executive in order to attain any annual bonus payment. In the event the threshold performance level is exceeded but the target level is not achieved, the executive officers will earn a proportional award. In the event the financial performance of the Company exceeded the earnings per share targets shown in the Performance Criterion table above, the NEOs and other executive officers were eligible to earn cash bonuses of up to 2.5 times their respective target amounts. Incentive amounts to be paid under the performance-based programs may be adjusted by the Compensation Committee to account for unusual events such as extraordinary transactions, asset dispositions and purchases, and mergers and acquisitions if, and to the extent, the Compensation Committee does not consider the effect of such events indicative of Company performance. Payments under each of the programs are contingent upon continued employment, though pro rata bonus payments may be paid in the event of death or disability based on actual performance at the date relative to the targeted performance measures for each program.

In February 2007, the Compensation Committee and the Board established total bonus pool target amounts based on the Company’s achievement of non-GAAP earnings per share across a range of possible outcomes. The Compensation Committee and the Board also established profiles and payout targets for the individual Executive, Discretionary Exempt and Profit Sharing pools within the overall bonus pool target amounts.

Under the cash incentive bonus program in 2007, based upon the performance criteria set forth above, the Company’s executive officers were eligible to earn up to an aggregate of $4,302,000, with the Chief Executive Officer eligible to earn a target bonus amount of $400,000 and each of the other NEOs eligible to earn a target bonus amount of $100,000. The Compensation Committee set the target bonus amount for the Chief Executive Officer higher than other NEO’s based on the CEO’s contribution to the Company and relative amounts of executive bonuses at the Peer Group companies.

Based on the Company’s achievement of non-GAAP earnings per share of $0.59 for 2007 (which exclude the impact of revenue and cost of revenues related to intellectual property settlements, equity-based compensation, certain third party legal expenses associated with litigation settlements, other unusual operating income and expense items, restructuring charges and related tax effects), the Compensation Committee subsequently established, and the Board approved, a target bonus payout for the CEO and executive officers of 72% which was above the minimum threshold for payout, but less than 100% of the pre-determined target. The bonus payouts for executives other than the CEO were based on the targets described in the performance criterion table set forth above, with some discretion exercised by the CEO in recommending modifications to certain individual payouts. Actual bonus payouts ranged from 25% below target to 23% above target, based on individual performances during the bonus period (2007).

The Compensation Committee believes that the payment of the annual incentive bonus in cash provides incentives necessary to retain executive officers and reward them for short-term company performance. The incentive bonus paid to the CEO and each NEO are set forth in the Summary Compensation Table below.

Discretionary Long-Term Equity Incentive Awards

Long-term incentives are the most significant element of total executive officer compensation. Performance-based components of compensation comprise much of this element, consistent with our philosophy of driving performance and thereby aligning the interests of executives with other shareholders. These incentives are designed to motivate executive officers to improve financial performance and shareholder value. The Company’s executive officers, along with a significant portion of the Company’s employees, are eligible to receive awards of stock options as part of the Company’s annual equity award program, under the Company’s 2003 Incentive Award Plan (the “2003 Plan”). The Company’s 2003 Plan, which is administered by the Compensation Committee, also allows for other incentive and performance-based awards such as restrictive stock unit grants, stock appreciation rights, dividend equivalents, stock payments and deferred stock. In October 2007, the Compensation Committee approved a program to implement the granting of restricted stock units to any eligible employee who chooses to receive such an award in lieu of a stock option grant.

Grants of options to purchase shares of our common stock represent the high-risk and potential high-return component of our total long-term incentive program, as the realizable value of each option can fall to zero if the stock price is lower than the exercise price established on the date of grant. Guidelines for the number of stock options and other performance-based equity awards, if any, granted to each executive officer are determined using a procedure approved by the Compensation Committee with reference to the Peer Group data and based upon other considerations, including the executive officer’s salary grade, performance and the value of the stock option at the time of grant. In addition to the annual stock option grant that an executive officer is eligible to receive, the Compensation Committee, in its sole discretion, may approve additional grants from time to time, to reflect, for example, a significant change in job responsibility or in recognition of a significant achievement, or reconsideration of Peer Group data.

Stock option grants to executive officers are approved by the Compensation Committee at a meeting in February or March of each year. The Vice President of Human Resources presents to the Compensation Committee Peer Group data regarding stock option awards. Based on such data, and the Compensation Committee’s assessment of the annual performance of the Company and individual executive officers, internal pay equity considerations and recommendations by the CEO and the Vice President of Human Resources, the Compensation Committee determines the amount of any award of stock options to executive officers. Except for grants made to the CEO, the exercise price of any options awarded is set at the “fair market value” of the option on the grant date. The fair market value of an option as of a given date will be equal to the closing price of a share of the Company’s common stock on the NASDAQ Stock Market, on such given date, or if shares were not traded on such given date, then on the next preceding date on which a trade occurred. Because the exercise price of these options is equal to the fair market value of our common stock on the date of grant, these stock options will deliver a reward only if the stock price appreciates from the price on the date the stock options were granted. This design is intended to focus the executive officers on the long-term enhancement of shareholder value. Because of the CEO’s ownership of greater than ten percent of the total combined voting power of the Company’s common stock, the exercise price of options granted to the CEO under the stock plans is 110% of the fair market value of the underlying stock on the date of grant, in accordance with the Company’s 2003 Incentive Award Plan.

Stock option awards approved by the Compensation Committee are awarded with a grant date that is the date of the Compensation Committee meeting on which the option awards are determined and approved.

Stock options granted under the Company’s stock plans generally have a five-year vesting schedule, with vesting occurring on the anniversary of the grant date, in order to provide an incentive for continued employment. Stock options generally expire ten years from the date of the grant. This provides a reasonable time frame in which to align the executive officer with the price appreciation of the Company’s stock.

In 2007, the NEOs and other executive officers were eligible for, and received, individual stock option awards under the Company’s 2003 Incentive Award Plan. The stock options awards in 2007 for NEOs are set forth in column (j) of the Grants of Plan-Based Awards table below.

Other Elements of Compensation and Perquisites

Medical Insurance. The Company provides to each NEO, the NEO’s spouse and dependents such health, dental and optical insurance as the Company may from time to time make available to its other executive officers and all full-time, regular employees.

Life and Disability Insurance. The Company provides each NEO such disability and/or life insurance as the Company in its sole discretion may from time to time make available to its other executive employees of the same level of employment. The premiums paid for term life insurance for each NEO are set forth in Column (i) of the Summary Compensation Table.

Automobile Allowance. The Company provides the CEO with an automobile allowance of $14,583 per year during the term of the CEO’s employment with the Company.

Policies with Respect to Equity Compensation Awards

The Company evaluates the potential allocation of equity awards among stock option grants, restricted stock grants, stock appreciation rights, and the various other forms of equity and incentive compensation available under the Company’s 2003 Incentive Award Plan by reference to the Peer Group discussed above. The Company grants or vests all equity incentive awards based on the fair market value as of the date of grant. The Company does not have a policy of granting equity-based awards at other than the fair market value, except for stock options granted to the CEO, for which the exercise price is 110% of the fair market value of the underlying stock on the date of grant, due to the CEO’s ownership of greater than ten percent of the total combined voting power of the Company’s common stock. The exercise price for stock option grants and similar awards is determined by looking at the fair market value of the last quoted price per share on the NASDAQ Stock Market on the date of grant.

Stock option awards to the CEO and other executive officers are generally made under the compensation program discussed above at a meeting of the Compensation Committee early in the calendar year, with the effective date for such grant occurring on the date of such meeting. The Company may also grant an equity incentive award at the discretion of the Compensation Committee or the Board in connection with the hiring of an executive officer. Notwithstanding the foregoing, the Company will not make grants of equity-based compensation while in possession of material non-public information, or otherwise in violation of the Company’s Worldwide Standards of Business Conduct.

Policy Regarding Deductibility of Compensation.

The Company is required to disclose its policy regarding qualifying executive compensation for deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to the executive officers of a publicly-held corporation, which is not performance-based compensation, is limited to no more than $1 million per year per officer. It is not expected that the compensation to be paid to the Company’s executive officers for the fiscal year ended December 31, 2008 will exceed the $1 million limit per officer. Overall, the Compensation Committee seeks to balance its objective of ensuring an effective compensation package for the named executive officers with the need to maximize the immediate deductibility of compensation, while enduring an appropriate (and transparent) impact on reported earnings and other closely followed financial measures. As a result, the Compensation Committee has designed much of the total compensation packages for the named executive officers to qualify for the exemption of “performance-based” compensation from the deductibility limit. However, the Compensation Committee does have the discretion to design and use compensation elements that may be not deducible within Section 162(m), if the Committee considers the tax consequences and determines that nevertheless those elements are in our best interests. Option grants under the 2003 Incentive Award Plan are intended to qualify as performance-based compensation not subject to the $1 million limitation.

********************************

The Compensation Committee has reviewed all components of each NEO’s and executive officer’s compensation, including base salary, performance-based cash compensation, and long-term equity incentive compensation and utilized the Peer Group data to perform competitive peer compensation analysis. Based on this review, the Compensation Committee determined that the NEOs’ and all other executive officers’ compensation is consistent with the Company’s Peer Group and is consistent with the Company’s financial performance and the individual performances of each NEO and executive officer. The Compensation Committee believes that the NEOs’ and all other executive officers’ total compensation in the aggregate is reasonable, competitive, and not excessive. The Compensation Committee specifically considered that the Company does not maintain any employment contracts, change of control agreements or deferred compensation plans with its executive officers and, except as stated otherwise herein for the Chief Executive Officer, does not provide perquisites to such individuals.

SUMMARY COMPENSATION TABLE 2007 AND 2006

The following table sets forth the total annual compensation earned for the years ended December 31, 2007 and 2006 by each of the Company’s Named Executive Officers:

Name and Principal Position	Year	Salary ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
(a)	(b)	(c)	(f)	(g)	(i)	(j)
Raymond D. Zinn,	2007	359,658	496,808	272,312	18,560	1,147,338
President, Chief Executive Officer and Chairman of the Board	2006	333,273	467,035	159,185	19,547	979,040

Richard D. Crowley, Jr.,	2007	230,968	229,733	88,889	4,487	554,077
Vice President, Finance and Chief Financial Officer	2006	219,065	275,162	54,700	5,475	554,402

James G. Gandenberger,	2007	229,658	189,057	88,889	4,310	511,914
Vice President, Worldwide Operations	2006	217,952	253,155	49,555	5,298	525,960

Scott Ward,	2007	222,089	190,100	70,926	4,487	487,602
Vice President, Analog Business Unit	2006	211,460	250,163	48,555	5,475	515,653

J. Vincent Tortolano,	2007	202,712	155,537	83,171	4,931	446,351
Vice President, General Counsel and Secretary	—	—	—	—	—	—

(1)	Employee contributions to defined contribution plans are included in salary amounts because such contributions are deferred at the election of the NEO.
(2)	Amounts shown do not reflect compensation actually received by the NEO. Instead, the dollar value of these awards is the compensation cost recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 and 2006 in accordance with the provisions of Statement of Financial Accounting Standards No. 123R, “Share-Based Payments,” (SFAS 123R), but excluding any estimate of future forfeitures and reflecting the effect of any actual forfeitures. These compensation costs reflect equity awards granted in 2001 through 2007. See Note 7 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 regarding the assumptions underlying the valuation of equity awards.
(3)	The amounts indicated in this column represent cash incentive bonuses earned by each executive officer based on the Company’s performance and each executive officer’s performance relative to specific individual criteria. All bonuses for a particular year reflect amounts earned in that year whether or not paid in that or the following year. The 2007 annual incentive program is discussed in further detail under the heading “Performance-Based Compensation.”
(4)	Represents automobile allowances for Mr. Zinn of $14,583 for 2007 and 2006, contributions by the Company to the Company’s defined contribution plan for each named executive in the amount of $3,977 in 2007 and $4,964 in 2006 and term life insurance premiums paid for Messrs. Crowley, Gandenberger, Ward and Tortolano.

The following table provides certain information with respect to the grant of plan-based awards to each of the Named Executive Officers during the fiscal year ended December 31, 2007.

Grants of Plan-Based Awards during Fiscal Year 2007

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (2)	Grant Date Fair Value of Stock and Option Awards (3)
		Threshold ($)	Target ($)	Maximum ($)
(a)	(b)	(c)	(d)	(e)	(j)	(k)	(l)

Raymond D. Zinn	2/23/07	0	400,000	1,000,000	112,500	13.26	836,089

Richard D. Crowley, Jr.	2/23/07	0	100,000	250,000	31,500	12.05	212,902

James G. Gandenberger	2/23/07 11/29/07	0	100,000	250,000	23,000 55,000	12.05 8.65	155,452 207,555

Scott Ward	2/23/07 11/29/07	0	100,000	250,000	18,000 50,000	12.05 8.65	121,658 207,555

J. Vincent Tortolano	2/23/07	0	100,000	250,000	22,500	12.05	152,073

(1)	The amounts shown in column (c) reflect estimated payouts of bonus compensation at threshold levels of non-GAAP earnings per share. The amount shown in column (e) is 250% of target incentive compensation, which is the estimated maximum amount that could be earned under our 2007 cash incentive bonus program. These amounts are the same as the individual’s 2007 target incentive compensation.
(2)	The exercise price for all stock option grants is the fair market value of our common stock on the date of grant, with the exception of grants to Mr. Zinn which represent 110% of the fair market value of our common stock on the date of grant.
(3)	Calculated in accordance with FAS 123(R). For a discussion of the assumptions made in the valuation, please see Note 7 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL 2007 YEAR-END

The following table shows grants of stock options outstanding on December 31, 2007, the last day of our fiscal year, to each of our named executive officers. None of our NEOs had grants of unvested stock awards outstanding on December 31, 2007.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
(a)	(b)	(c)		(d)	(e)	(f)

Raymond D. Zinn	500,000	—		—	13.30	2/22/09
	3,095	—		—	12.71	5/27/13
	75,000	50,000	(2)	—	16.39	3/11/14
	32,000	48,000	(3)	—	10.76	3/9/15
	16,000	64,000	(4)	—	16.21	3/2/16
	—	112,500	(5)	—	13.25	2/23/17

Richard D. Crowley, Jr.	490,000	—		—	20.44	9/24/09
	1,792	—		—	10.50	5/27/13
	24,000	6,000	(6)	—	13.09	8/27/13
	18,000	12,000	(2)	—	13.55	3/11/14
	30,000	20,000	(7)	—	10.10	10/25/14
	10,000	15,000	(3)	—	9.78	3/9/15
	7,000	28,000	(4)	—	14.74	3/2/16
	—	31,500	(5)	—	12.05	2/23/17

James G. Gandenberger	25,000	—		—	18.15	10/2/11
	6,000	—		—	22.86	3/14/12
	84,503	—		—	10.72	6/13/13
	12,000	8,000	(2)	—	13.55	3/11/14
	8,000	12,000	(3)	—	9.78	3/9/15
	16,000	24,000	(8)	—	11.43	9/26/15
	4,000	16,000	(4)	—	14.74	3/2/16
	—	23,000	(5)	—	12.05	2/23/17
	—	50,000	(9)	—	8.65	11/29/17

Scott Ward	400,000	—		—	19.13	8/23/09
	1,724	—		—	10.50	5/27/13
	16,000	4,000	(6)	—	13.09	8/28/13
	12,000	8,000	(2)	—	13.55	3/11/14
	8,000	12,000	(3)	—	9.78	3/9/15
	16,000	24,000	(8)	—	11.43	9/26/15
	4,000	16,000	(4)	—	14.74	3/2/16
	—	18,000	(5)	—	12.05	2/23/17
	—	50,000	(9)	—	8.65	11/29/17

J. Vincent Tortolano	25,000	—		—	22.86	3/14/12
	70,938	—		—	10.72	6/13/13
	30,000	20,000	(2)	—	13.55	3/11/14
	10,000	15,000	(3)	—	9.78	3/9/15
	5,000	20,000	(4)	—	14.74	3/2/16
	—	22,500	(5)	—	12.05	2/23/17

(1)	Unless otherwise noted, these options vest over five years in equal installments on the anniversary date of the grant.
(2)	50% of options vested on March 11, 2008 and the remaining options vest on March 11, 2009.
(3)	33% of options vested on March 9, 2008 and the remaining options vest as to 33% of the total number of shares subject to the option on each of March 9, 2009 and 2010.
(4)	25% of options vested on March 2, 2008 and the remaining options vest as to 25% of the total number of shares subject to the option on each of March 2, 2009, 2010 and 2011.
(5)	20% of options vested on February 23, 2008 and the remaining options vest as to 20% of the total number of shares subject to the option on each of February 23, 2009, 2010, 2011 and 2012.
(6)	100% of options vest on August 28, 2008.
(7)	50% of options vest on each of October 25, 2008 and 2009.
(8)	33% of options vest on each of September 26, 2008, 2009 and 2010.
(9)	20% of the options vest on each of November 29, 2008, 2009, 2010, 2011 and 2012

Option Exercises and Stock Vested During Fiscal Year 2007

In 2007, no option awards were exercised by any of our NEOs, and no NEO held stock awards.

Pension Plan, Deferred Compensation

The Company has no pension plan. The Company does not have a deferred compensation program. Neither the Company nor any executive officer made any contributions to, or received any earnings from, a deferred compensation program in 2007.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2007

The following table sets forth information regarding compensation earned by our non-employee directors during the fiscal year ended December 31, 2007.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)	Option Awards ($) (2)	Total ($)
(a)	(b)	(c)	(d)	(h)
Michael J. Callahan	10,000	—	53,049	63,049
David W. Conrath	7,500	—	47,010	54,510
Neil J. Miotto	8,750	—	21,479	30,229
Frank W. Schneider	5,000	—	14,160	19,160
Donald H. Livingstone(3)	3,750	—	—	3,750

(1)	Represents cash payments for annual retainer, meeting and committee fees.
(2)	Represents the dollar amount associated with the named director’s option grants that is recognized as compensation for financial statement reporting purposes with respect to the fiscal year 2007 in accordance with SFAS 123(R). For a discussion of the assumptions made in the valuation, please see Note 7 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2007. Includes 2007 compensation expense associated with stock options granted in 2002 through 2007. The full grant date fair value of options granted in 2007 computed in accordance with SFAS 123(R), totaled $62,161 for Mr. Callahan and Mr. Conrath, $98,438 for Mr. Miotto, $93,242 for Mr. Schneider and $0 for Mr. Livingstone. At December 31, 2007, the aggregate number of options held by each director is as follows: Mr. Callahan, 35,000 shares; Mr. Conrath, 35,000 shares; Mr. Miotto, 15,000 shares; Mr. Schneider 15,000 shares; and Mr. Livingstone, zero (0) shares.
(3)	Mr. Livingstone retired from the Board of Directors on May 24, 2007.

Non-employee directors of the Company receive $1,250 compensation for each meeting of the Board of Directors attended and $1,250 for each committee meeting not held in conjunction with a Board meeting.

In May 2006, the Compensation Committee and the Board approved an annual retainer of $5,000 to be paid to each non-employee director, commencing with the 2006-2007 Board year. The $5,000 annual retainer for 2007 was paid to each non-employee director in quarterly installments, commencing on the date of the Annual Meeting of Shareholders in May 2007.

The Company’s 2003 Incentive Award Plan, as amended, provides for annual automatic grants of nonqualified stock options to continuing non-employee directors. In accordance with the 2003 Plan, new Board members receive an initial option grant to purchase 15,000 shares of the Company’s Common Stock upon commencement of Board service. Furthermore, on the date of each annual shareholders’ meeting, each individual who is at the time continuing to serve as a non-employee director will automatically be granted an option to purchase 10,000 shares of the Company’s Common Stock. All options granted to non-employee directors will have an exercise price equal to 100% of the fair market value, defined as the closing price of a share of the Company’s Common Stock on the NASDAQ Stock Market on the date of grant, and become exercisable at the rate of 25% per year.

Compensation Committee Interlocks and Insider Participation

There are and were no interlocking relationships between the Board of Directors or the Compensation Committee and the board of directors or compensation committee of any other company, nor has any such relationship existed in the past.

COMPENSATION COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Compensation Committee Report shall not be incorporated by reference into any such filings, nor shall it be deemed to be soliciting material or deemed filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended.

The undersigned members of the Compensation Committee have thoroughly reviewed the foregoing Compensation Discussion and Analysis (CD&A) and have discussed it with management. Following its review of the CD&A and discussion with management, the Committee recommended to management that the CD&A be included in the Company’s Proxy Statement.

COMPENSATION COMMITTEE

Frank Schneider, Chairman

Michael Callahan

AUDIT COMMITTEE REPORT

The Audit Committee currently consists of Messrs. Miotto, Callahan and Conrath, with Mr. Miotto serving as the chairman of the Audit Committee. Mr. Livingstone retired from the Board, and left his position as Chairman of the Audit Committee, in May 2007. The Company’s Audit Committee is composed solely of “independent” directors, as that term is defined in Rule 4200(a)(15) of the NASD’s listing standards, and operates under a written charter adopted by the Board of Directors on December 13, 2004, and reviewed and re-approved on January 28, 2008, a copy of which is available at www.micrel.com. The Audit Committee also approved the Company’s Internal Audit Charter on April 24, 2006, a copy of which is available at www.micrel.com. The Company’s Senior Internal Auditor regularly attends meetings of the Audit Committee and reports directly to the Company’s Audit Committee.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted accounting principles and to issue a report thereon. The independent registered public accounting firm is also responsible for performing an audit of the Company’s internal control over financial reporting and expressing opinions on management’s assessment and the operating effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

In accordance with the Internal Audit Charter, the Audit Committee is responsible for overseeing the Internal Audit function. The Committee receives a report each quarter from the Senior Internal Auditor on the Company’s activities regarding internal control procedures and Sarbanes-Oxley Section 404 compliance. The Senior Internal Auditor reports on progress of the Company’s Internal Control Program, including internal testing and policy documentation activities. The Senior Internal Auditor also presents a summary of internal control testing results, discusses any control issues discovered, and outlines the remedial actions taken for such issues. The Senior Internal Auditor also indicates to the Committee whether there are any findings of significant deficiencies or material weaknesses in the Company’s financial controls.

The following is the Audit Committee’s report submitted to the Board of Directors for the fiscal year ended December 31, 2007. The Audit Committee has:

•	reviewed and discussed the Company’s audited financial statements with management and PricewaterhouseCoopers LLP (PwC), the Company’s independent registered public accounting firm;

•	reviewed and discussed management’s assessment of internal control over financial reporting with management, the Senior Internal Auditor, and PwC;

•	discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, as may be modified or supplemented; and

•

received from PwC written confirmation of their independence as required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and discussed the auditors’ independence with them.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission.

The Audit Committee report shall not be deemed incorporated by reference, by any general statement incorporating by reference this Proxy Statement, into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these acts.

AUDIT COMMITTEE

Neil Miotto, Chairman

Michael Callahan

David Conrath

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2007 for all of our current equity compensation plans, including our 1989 Stock Option Plan, our 1994 Stock Option Plan, our 2000 Non-Qualified Stock Incentive Plan (“2000 Plan”), and our 2003 Incentive Award Plan (the “2003 Plan”).

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity Compensation Plans Approved by Security Holders	11,934,534	(1)	$12.95	4,361,950	(2)
Equity Compensation Plans Not Approved by Security Holders	78,510	(3)	$16.32	118,922	(4)
Total	12,013,044		$12.97	4,480,872

(1)	Includes (i) 7,485,735 shares of common stock issuable upon the exercise of options granted under the 2003 Plan, of which 3,169,129 shares were exercisable as of December 31, 2007 (ii) 4,429,599 shares of common stock issuable upon the exercise of options granted under the 1994 Plan, of which 4,378,570 shares were exercisable as of December 31, 2007, and (iii) 19,200 shares of common stock issuable upon the exercise of options granted under our 1989 Stock Option Plan, all of which were exercisable as of December 31, 2007.
(2)	Represents 2,404,348 remaining shares of common stock available for issuance under the 2003 Plan and 1,957,602 remaining shares available for issuance under the 2006 Employee Stock Purchase Plan.
(3)	Represents shares of common stock issuable upon the exercise of options granted under the 2000 Plan, of which 72,050 shares were exercisable as of December 31, 2007.
(4)	Represents the remaining shares of common stock available for issuance under the 2000 Plan.

Summary of the 2000 Non-Qualified Stock Incentive Plan

In November 2000, the Compensation Committee and the Board approved the implementation of the 2000 Non-Qualified Stock Incentive Plan (the “2000 Plan”). The aggregate number of shares of common stock subject to issuance under the 2000 Plan may not exceed 200,000. The shares available for issuance under the 2000 Plan may be either previously un-issued shares or treasury shares. The 2000 Plan is administered by the Board or a committee designated by the Board (the “Administrator”). The Administrator has the authority to select the persons to whom awards are to be made, to determine the number of shares subject to such award, to set, amend, construe and interpret the terms and conditions of the award, and to take any other action that is consistent with the terms of the 2000 Plan. Awards under the 2000 Plan were granted only to employees and consultants of the Company. Officers and directors of the Company were not eligible to receive awards under the 2000 Plan.

In March 2005, the Company suspended granting options under the 2000 Plan, and no further options or awards will be granted under the 2000 Plan. However, options and awards previously granted under the 2000 Plan will continue to vest, and such options may be exercised in the future.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP (“PwC”) was the Company’s independent registered public accounting firm (“IRPAF”) for the year ended December 31, 2007. Representatives of PwC are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire. Moreover, they will be available to respond to appropriate questions from shareholders.

The information below represents the aggregate fees billed by PricewaterhouseCoopers LLP for audit services rendered in connection with the consolidated financial statements and reports for the year ended December 31, 2007 and for other services rendered during fiscal year 2007 on behalf of Micrel, as well as all out-of-pocket costs incurred in connection with these services, which have been billed to Micrel.

	2007	2006
Integrated Audit Fees(1)	$888,700	$800,000
Audit Related Fees(2)	—	—
Tax Fees(3)	112,300	81,300
All Other Fees(4)	—	—
Total Fees	$1,001,000	$881,300

(1) Integrated Audit Fees. The aggregate fees billed for professional services rendered for the integrated audit of our annual financial statements and our internal control over financial reporting for the fiscal years ending December 31, 2007 and December 31, 2006, and the reviews of the financial statements included in our Forms 10-Q, or services that are normally provided by the IRPAF in connection with statutory and regulatory filings or engagements.

(2) Audit Related Fees. These are fees paid for assurance and related services reasonably related to the performance of the audit and review of our consolidated financial statements that are not reported under “Integrated Audit Fees.”

(3) Tax Fees. The aggregate fees billed in the years ending December 31, 2007 and December 31, 2006 for professional services rendered by the IRPAF for tax compliance, preparation of tax filings, assistance with tax audits and tax planning and advice.

(4) All Other Fees. No fees were billed for services rendered by the Company’s IRPAF, other than described above, for the fiscal years ending December 31, 2007 and December 31, 2006.

All audit related services, tax services and other services were pre-approved by our Audit Committee, which concluded that the provision of such services by PwC was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s pre-approval policy provides for the pre-approval of audit, audit-related and tax services specifically described by the committee on an annual basis, and unless a type of service is pre-approved under the policy, it will require separate pre-approval by the committee if it is to be provided by the IRPAF. The policy authorizes the committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

OTHER MATTERS

Annual Report and Financial Statements

The 2007 Annual Report of the Company, which includes its audited financial statements for the fiscal year ended December 31, 2007, is enclosed with this Proxy Statement.

The 2007 Annual Report includes the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, which has been filed with the Securities and Exchange Commission. For information on how to obtain additional copies of the Form 10-K, please see “Where You Can Find Additional Information,” below.

Shareholder Proposals for the 2009 Annual Meeting

Requirements for Shareholder Proposals Under Rule 14a-8. Shareholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be received by the Company no later than [—], 2009 and must comply with all applicable SEC rules, in order to be considered for inclusion in the Company’s proxy materials for the 2009 Annual Meeting. If the date of the 2009 annual meeting is before [—], 2009 or after [—], 2009, then the deadline is a reasonable time before the Company begins to print and send its proxy materials for the 2009 Annual Meeting. To be considered at the 2009 Annual Meeting, the shareholder proposal must also satisfy the timing requirements described below for proposals submitted outside Rule 14a-8.

Requirements for Shareholder Proposals to be Brought Outside Rule 14a-8. For shareholder proposals that are not submitted pursuant to Rule 14a-8, the shareholder must give timely notice in writing to the Secretary of the Company. To be timely, the notice must be delivered to or mailed and received by the Secretary of the Company at the principal executive offices of the Company, no later than [—], 2009. If the date of the 2009 annual meeting is before [—], 2009 or after [—], 2009, then the deadline is the close of business on the tenth calendar day (or if such date is a Saturday, Sunday or federal holiday, then the next business day) following the day on which public announcement of the date of the 2009 Annual Meeting is first made. A shareholder’s notice must also satisfy the other requirements set forth in Section 2.4 of the Company’s bylaws.

Certain Relationships and Related Person Transactions

Our Board of Directors monitors and reviews issues involving potential conflicts of interest and related party transactions. In doing so, the Board of Directors applies the Company’s code of conduct, the “Worldwide Standards of Business Conduct,” which provides that directors, officers and all other employees are expected to avoid any activity or interest that conflicts with, appears to conflict with, or is inconsistent with or opposed to the best interests of the Company. All employees acknowledge their adherence to the Standards of Business Conduct, and Directors and officers acknowledge their adherence annually. Any possible conflict of interest involving any officer or Director must be reported to the CEO and the Board. Furthermore, management is required to report to the Audit Committee on all related party transactions. In accordance with its Charter, the Audit Committee must review all related party transactions on an ongoing basis and all such transactions must be approved by the Audit Committee. During 2007, no related person (as defined in Instruction Number 1 to Item 404(a) of Regulation S-K) had any relationships nor did it engage in any transactions as defined by Item 404 of Regulation S-K.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the SEC’s public reference rooms. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of our Annual Report on Form 10-K, other reports, proxy statements or other information concerning us, without charge, by written request, directed to Rick Crowley, c/o Micrel, Incorporated, 2180 Fortune Drive, San Jose, California 95131 or by telephone at (408) 944-0800. If you would like to request documents, please do so by [—], 2008 in order to receive them before the Annual Meeting.

THIS PROXY STATEMENT IS DATED [—], 2008. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ABOVE, UNLESS EXPRESSLY PROVIDED, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

J. Vincent Tortolano
Secretary
, 2008

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Micrel, Incorporated

Common Stock for the upcoming Annual Meeting of Shareholders.

PLEASE REVIEW THE PROXY STATEMENT

AND VOTE TODAY IN ONE OF THREE WAYS:

1.	Vote by Telephone – Please call toll-free in the U.S. or Canada at 1-800-693-8683. Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on [—], 2008. Have your proxy card in hand when you call and then follow the instructions.

OR

2.	Vote by Internet – Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on [—], 2008. The site you should visit is www.cesvote.com. Have your proxy card in hand when you access the web site and follow the instructions set forth on the website to obtain your records and to create an electronic voting instruction form.

OR

3.	Vote by Mail – If you do not wish to vote by telephone or over the Internet, please complete, sign, date and return the proxy card in the envelope provided.

TO VOTE BY MAIL PLEASE DETACH PROXY CARD BELOW AND RETURN IN THE ENVELOPE PROVIDED

If you have any questions about our proxy solicitation or need additional information about the Micrel shareholder meeting, please call [•] at the phone numbers listed below.

SHAREHOLDERS CALL TOLL FREE: [•]

BANKS AND BROKERS CALL COLLECT: [•]

YOUR VOTE IS VERY IMPORTANT

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD

TODAY IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO

ATTEND THE ANNUAL MEETING.

▼ PLEASE DETACH HERE AND RETURN ▼

YOUR BOARD OF DIRECTORS RECOMMENDS A

VOTE FOR ALL OF THE PROPOSALS AND NOMINEES LISTED BELOW.

1.	To amend Section 3.2 of Micrel’s bylaws to provide for a range of four to seven members of the Board of Directors of Micrel, Incorporated.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	To elect the following five nominees to serve as members of the Board of Directors of Micrel, Incorporated until the 2009 Annual Meeting and until their successors are duly elected and qualified (“Proposal 2”):	FOR ALL ☐	WITHHOLD ALL ☐	FOR ALL EXCEPT ☐

01 Raymond D. Zinn
02 Michael J. Callahan
03 David W. Conrath
04 Neil J. Miotto
05 Frank W. Schneider

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line to the right.

3.	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Micrel, Incorporated for its fiscal year ending December 31, 2008 (“Proposal 3”)	FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

Date:                     , 2008

Signature

Signature

Title(s)

This Proxy should be signed and dated by the shareholder(s) exactly as its, his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

▼ PLEASE DETACH HERE AND RETURN ▼

PROXY CARD

MICREL, INCORPORATED

ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF MICREL’S BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS ON [•], 2008.

The undersigned hereby appoints Raymond D. Zinn and Richard D. Crowley, and each of them, as proxies, acting jointly and severally and with full power of substitution, for and in the name of the undersigned to vote all shares of common stock of Micrel, Incorporated that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on [•], 2008, at 12:00 p.m., local time, at Micrel’s corporate offices located at 2180 Fortune Drive, San Jose, California 95131, or at any adjournments or postponements of the meeting, as directed, upon the matters set forth in the Micrel Proxy Statement.

Signing, dating and returning Micrel’s proxy card will have the effect of revoking any proxy card you signed on an earlier date, and will constitute a revocation of all previously granted authority to vote for every proposal included on any proxy card.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO CHOICE IS SPECIFIED WITH REGARD TO A PROPOSAL, AND THE PROXY IS SIGNED AND RETURNED, THEN THE PROXY WILL BE VOTED FOR ALL PROPOSALS AND NOMINEES LISTED.

(CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE)